SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

                             (Amendment No.       )

Filed by the Registrant   X
Filed by a Party other than the Registrant

Check the appropriate box:

       Preliminary Proxy Statement
 X     Definitive Proxy Statement
       Definitive Additional Materials
       Soliciting Material Pursuant to S 240.14a-11(c) or S240,14a-12

                     Miller Building Systems, Inc.
             (Name of Person(s) as Specified in Its Charter)

                     Miller Building Systems, Inc.
               (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee  (Check the appropriate box):

 X   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a6(j)(2).

     $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which tranaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

     4)  Proposed maximum aggregate value of transaction:

* Set forth the amount on which the filing fee is calculated and state how it was determined.

     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid prevoiusly. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:
     2)  Form Schedule or Registration Statement No.:
     3)  Filing Party:
     4)  Date Filed:



MILLER BUILDING SYSTEMS, INC.
58120 County Road 3 South
Elkhart, IN 46517


                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             NOVEMBER 7, 1995


     The annual meeting of the stockholders of MILLER BUILDING
SYSTEMS, INC. (the "Company") will be held at Harris Trust and Savings Bank, 111 West Monroe Street, Chicago, Illinois 60690, on Tuesday, November 7, 1995, at 10:00 a.m. local time, for the following purposes as described in the attached Proxy Statement.

     1. To elect three directors to the Company's Board of Directors to serve for a term of three years or until their successors are elected and qualify;

     2. To approve and ratify the Directors' appointment of Coopers & Lybrand L.L.P. as the Company's independent accountants for the 1996 fiscal year;

     3.   To approve the Miller Building Systems, Inc. 1995
          Employee Stock Purchase Plan;

and to transact such other business as properly may come before the annual meeting or any adjournment or postponement thereof.

     Stockholders of record of the Company at the close of business on September 8, 1995, will be entitled to vote at the meeting.


     Please complete, sign and date your proxy card and return it promptly in the enclosed envelope.


                                   By order of the Board of Directors,



                                   Thomas J. Martini
                                   Secretary

Elkhart, Indiana
October 2, 1995



MILLER BUILDING SYSTEMS, INC.
58120 County Road 3 South
Elkhart, IN 46517

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON
NOVEMBER 7, 1995


     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of the Company of proxies for use at the Company's annual meeting of stockholders to be held on November 7, 1995.

     Any stockholder giving a proxy will have the right to revoke it at any time prior to the time it is voted. A proxy may be revoked by written notice to the Company, execution of a subsequent proxy or attendance at the annual meeting and voting in person. Attendance at the meeting will not automatically revoke the proxy. All shares represented by effective proxies will be voted at the meeting or at any adjournment thereof.

     The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, officers and employees of the Company may solicit proxies by telephone or in person.

     The Company's Annual Report, including its Annual Report on Form
10-K for the fiscal year ended July 1, 1995, was mailed to each stockholder on or about October 2, 1995. This Proxy Statement and form of proxy were first mailed to stockholders on or about October 2, 1995.

     The Board of Directors recommends a vote FOR the election of all of the nominees for Director named in Proposal 1, a vote FOR the approval and ratification of the appointment of Coopers & Lybrand
L.L.P. as independent accountants as discussed in Proposal 2, and a vote FOR the approval of the Miller Building Systems, Inc. 1995 Employee Stock Purchase Plan (referred to as the "1995 Stock Purchase Plan" or the "Plan") as discussed in Proposal 3.


                                  VOTING

     Stockholders of record on the books of the Company at the close of business on September 8, 1995, will be entitled to vote at the meeting. A list of the stockholders entitled to vote at the meeting shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting at Harris Trust and Savings Bank, 111 West Monroe Street, Chicago, Illinois 60690. The Company had outstanding on September 8, 1995,
3,100,963 shares of Common Stock.  Each outstanding share of Common
Stock entitles the holder to one vote on each matter submitted to a vote at the meeting.

     The shares represented by proxies will be voted as directed in the proxies. In the absence of specific direction, the shares represented by proxies will be voted FOR the election of all of the nominees as Directors of the Company, FOR the approval and ratification of the appointment of Coopers & Lybrand L.L.P. as independent accountants, and FOR the approval of the 1995 Stock Purchase Plan. In the event any nominee for Director shall be unable to serve, which is not now contemplated, the shares represented by proxies may be voted for a substitute nominee. If any matters are to be presented at the annual meeting other than the matters referred to in this Proxy Statement, the shares represented by proxies will be voted in the discretion of the proxy holders.

     The Company's Bylaws provide that a majority of all of the shares of Common Stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and "broker non-votes" will each be counted as present for purposes of determining the presence of a quorum. To determine whether a specific proposal has received sufficient votes to be passed, for shares deemed present, an abstention and a broker non-vote will have the same effect as a vote "against" the proposal. The affirmative vote by a majority of the shares present (whether in person or by proxy) will be required for the approval and ratification of the appointment of Coopers & Lybrand L.L.P. as independent accountants and the 1995 Stock Purchase
Plan. With respect to the election of Directors, the three nominees who receive the most votes will be elected.


                OWNERSHIP OF MILLER BUILDING SYSTEMS, INC.
                               COMMON STOCK

     The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of August 31, 1995, by each Director, by each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, by each executive officer named in the Summary Compensation Table and by all of the Directors and executive officers of the Company as a group.

                                                   Number of Shares of
     Name and Address of                               Common Stock
     Beneficial Owner                             Beneficially Owned(1)


                                                     Shares    Percent
     Ronald L. Chez(2)
     555 Madison, Suite 3508-1
     Chicago, IL  60661                              293,500     9.3

     Dimensional Fund Advisors, Inc.(3)
     1299 Ocean Avenue
     11th Floor
     Santa Monica, CA  90401                         214,700     6.9

     Trigran Investments, L.P.
     155 Pfingsten, Suite 360
     Deerfield, IL  60015                            203,400     6.6

     Heartland Advisors, Inc.(4)
     790 North Milwaukee Street
     Milwaukee, WI  53202                            183,000     5.9

     Edward C. Craig                                  80,385     2.5

     David E. Downen                                  26,200      *

     Steven F. Graver(5)                              61,500     2.0

     William P. Hall                                  25,000      *

     Myron C. Noble                                    5,000      *

     David H. Padden                                  87,000     2.8

     Jeffrey C. Rubenstein(6)                         71,366     2.3

     All Directors and executive officers
       as a group (10 persons)                       653,340    19.9

____________________

*    Indicates ownership of less than 1% of Common Stock.

(1) The number of shares listed includes 221,800 shares of Common Stock which may be acquired through the exercise of stock options within sixty days of August 31, 1995.

(2) Includes 5,000 shares owned by Mr. Chez's wife, in which Mr. Chez disclaims any beneficial interest.

(3) Dimensional Fund Advisors, Inc. ("Dimensional"), a registered investment advisor, may be deemed to be the beneficial owner of 214,700 shares of Company Common Stock as of June 30, 1995, all of which shares are held in portfolios of DFA Investment
     Dimensions Group, Inc. a registered open-end investment company ("Fund"), or in series of The DFA Investment Trust Company, a
     Delaware business trust ("Trust"), or the DFA Group Trust and the DFA Participating Group Trust, investment vehicles for qualified employee benefit plans. Dimensional serves as investment manager to each of these entities. Dimensional disclaims beneficial ownership of all such shares of Common Stock. Dimensional has sole voting power with respect to 133,100 shares and sole dispositive power with respect to 214,700 shares. In addition, persons who are officers of Dimensional also serve as officers of the Fund and the Trust. In their capacity as officers of the Fund and the Trust, these persons vote 72,800 additional shares of Common Stock which are owned by the Fund and 8,800 shares of Common Stock which are owned by the Trust which shares are included in the 214,700 shares with respect to which Dimensional has sole dispositive power.

(4) Heartland Advisors, Inc. may be deemed the beneficial owner of 183,000 shares of Company Common Stock held in various investment advisory accounts for which Heartland Advisors, Inc. has sole dispositive power, included within such amount are 100,000 shares with respect to which Heartland Group, Inc., a series investment company for which Heartland Advisors, Inc. serves as investment advisor, has sole voting power.

(5) Does not include 100,600 shares which are owned by investment advisory clients of Graver, Bokhof, Goodwin & Sullivan ("GBGS"), as to which GBGS has sole voting and dispositive power. Mr. Graver is a General Partner of GBGS. Mr. Graver disclaims any beneficial interest in such shares.

(6) Includes 10,000 shares owned directly by Mr. Rubenstein's wife and 8,200 shares held in trust for and owned directly by Mr. Rubenstein's children, in which Mr. Rubenstein disclaims any beneficial interest.

     Section 16(a) of the Exchange Act requires the Company's Directors, executive officers and holders of more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission (the "Commission") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company.
The Company believes that during the fiscal year ended July 1, 1995, its Directors, executive officers and holders of more than 10% of the Company's Common Stock complied with all Section 16(a) filing requirements.


                             PROPOSAL NO. 1:

                          ELECTION OF DIRECTORS

     Three directors are to be elected at the annual meeting to serve for a term of three years or until their successors are elected and qualify. The nominees for Director, all of whom are now serving as Directors of the Company, as well as the Continuing Directors are listed below together with certain biographical information. Except as otherwise indicated, each nominee for Director and each Continuing Director has been engaged in his present principal occupation for at least the past five years.

     The Board of Directors recommends a vote FOR the election of all of the nominees listed below.

Director Nominees

     DAVID E. DOWNEN, age 54, has been a Director of the Company since November 1986. Mr. Downen has been a Principal of Prairie Capital Services, Inc., an investment banking firm, since March 1993. Mr. Downen was Managing Director and Executive Vice President from March 1991 until December 1992 and Co-manager from October 1985 until February 1991 in the Corporate Finance Department of Kemper Securities Group, Inc. (formerly Blunt Ellis & Loewi Incorporated).

     WILLIAM P. HALL, age 72, has been a Director of the Company since October 1984. Mr. Hall has been retired since 1985 and is a part-time management consultant.

     MYRON C. NOBLE, age 57, has been a Director of the Company since April 27, 1995. Mr. Noble is the President of PiRod, Inc. which he founded in 1973. PiRod, Inc. is a manufacturer of telecommunication structures.

Continuing Directors

     RONALD L. CHEZ, age 54, has been a Director of the Company since June 30, 1994, and was Chairman of the Board from June 30, 1994 to August 11, 1994. Mr. Chez has been the President of Ronald L. Chez, Inc., an investment/consulting firm, for the past twenty-three years.

     EDWARD C. CRAIG, age 60, became the Chief Executive Officer of the Company and Vice Chairman of the Board of Directors of the Company effective July 3, 1994. Mr. Craig was elected President of the Company on August 11, 1994. From July 1991 until April 1994, Mr. Craig was President and Chief Executive Officer of IBG, a modular housing company. From April 1986 to July 1991, Mr. Craig was President of Ryland Building Systems, a division of Ryland Homes, Inc. Mr. Craig is a Director of Regional Building Systems.

     STEVEN F. GRAVER, age 43, has been a Director of the Company since April 1991 and was elected Chairman of the Board of Directors on August 11, 1994. Effective July 1, 1995, Graver, Bokhof & Goodwin ("GraverBokhof") became Graver, Bokhof, Goodwin & Sullivan ("GBGS"). GBGS is a subsidiary of the Optimum Group which has over $800 million in assets under management. Mr. Graver is President and Chief Portfolio Manager of the Optimum Group. In July 1991, GraverReich & Company, an investment management firm founded by Mr. Graver ("GraverReich"), merged with GraverBokhof, an investment management firm, and Mr. Graver became a General Partner of GraverBokhof. From December 1986 until July 1991, Mr. Graver was the President and Chief Executive Officer from December 1986 until July 1991 and Executive Vice President from February 1981 until November 1986 of GraverReich.

     DAVID H. PADDEN, age 67, has been a Director of the Company since April 1983. Mr. Padden has been President of Padden & Co., Inc., a municipal bond dealer based in Chicago, since 1963.

     JEFFREY C. RUBENSTEIN, age 53, has been a Director of the Company since April 1983. Mr. Rubenstein has been a principal of the law firm of Much Shelist Freed Denenberg Ament Bell & Rubenstein, P.C. since
June 1991. From March 1989 until May 1991, Mr. Rubenstein was of counsel to the law firm of Sachnoff & Weaver, Ltd, an Illinois professional corporation. From March 1988 until January 1989, Mr. Rubenstein was
President of Medical Management of America, Inc., a management services company for health care providers. From November 1966 until March 1988, Mr. Rubenstein was a principal of the law firm Sachnoff, Weaver &
Rubenstein, Ltd. Mr. Rubenstein is a director of Selfix, Inc. and a number of privately held firms.

Additional Information Concerning Board of Directors

     Compensation of Directors.  The Chairman of the Board of
Directors receives an annual fee of $20,000 while the other Directors who are not employees of the Company receive an annual fee of $4,000. The
Chairman and each non-employee Director also receive a fee of $1,000 for each Board meeting attended and $100 for committee meetings attended on the same day as a meeting of the Board of Directors and $250 for committee meetings attended on other days. The Chairman and each non-employee
Director also receive reimbursement of reasonable expenses relating to attendance at meetings. In the 1995 fiscal year, Mr. Graver, Chairman of the Board of Directors, was granted an option to purchase 20,000 shares of Common Stock while Messrs. Downen, Hall, Noble, Padden and Rubenstein were each granted an option to purchase 5,000 shares of Common Stock. All such options were granted with an exercise price of $3.25 per share. In the 1995 fiscal year, Mr. Chez was also granted certain options to purchase shares of Common Stock pursuant to the Chez Agreement as defined herein.
See "Certain Relationships and Related Transactions" for information with respect to such options. Directors who are full-time employees of the Company receive no fees for service on the Board of Directors.

     Audit Committee.  The Audit Committee consists of three Directors.
It is the responsibility of the Audit Committee to recommend each year to the Board of Directors independent accountants to audit the financial statements of the Company, and to oversee the activities of the independent accountants including the scope of the audit, any non-audit related assignments, fees, independence of the accountants, results of the audit and the effectiveness of the Company's internal accounting controls. The Audit Committee met two times in the 1995 fiscal year. Members of the Audit Committee are David E. Downen (Chairman), Steven F. Graver and Jeffrey C. Rubenstein.

     Compensation Committee. The Compensation Committee consists of three Directors. It is the responsibility of the Compensation Committee to make recommendations to the Board of Directors with respect to the salaries, incentive compensation and related benefits of officers and employees of the Company and administer the Company's stock option plans. The
Compensation Committee met two times in the 1995 fiscal year. Members of the Compensation Committee are William P. Hall (Chairman), David E.
Downen, Myron C. Noble and David H. Padden.

     Nominating Committee. The Nominating Committee was formed on July 26, 1995, comprised of Edward C. Craig (Chairman), Ronald L.
Chez, Steven F. Graver and Jeffrey C. Rubenstein, with the objective of recommending directors for election at the annual meeting of stockholders. The Nominating Committee is not a standing committee but was formed by action of the Board of Directors. The Nominating Committee will consider nominees recommended by stockholders. Stockholders desiring to recommend a nominee should make such recommendation in writing, stating the name, address and principal business occupation of the nominee for the last five (5) years, and mail such recommendation to the Company's principal office at 58120 County Road 3 South, Elkhart, Indiana 46517, by April 20 of each year. The Nominating Committee met one time during the 1995 fiscal year.

     Attendance at Meetings. The Board of Directors held six meetings during the 1995 fiscal year. All of the Directors attended at least 75% of the meetings of the Board of Directors and the committees on which they served.

                             PROPOSAL NO. 2:

                      APPROVAL AND RATIFICATION OF
                   APPOINTMENT OF INDEPENDENT AUDITORS

     Subject to approval of the stockholders, the Board of Directors of the Company has appointed Coopers & Lybrand L.L.P., certified public accountants, as independent accountants to examine the annual consolidated financial statements of the Company and its subsidiary companies for the 1996 fiscal year. The stockholders will be asked at the meeting to approve and ratify such appointment. A representative of Coopers & Lybrand L.L.P. will be present at the meeting to make a statement, if such representative so desires, and to respond to stockholders' questions.

     The Board of Directors recommends a vote FOR the following resolution which will be presented at the annual meeting:

     RESOLVED: That the appointment by the Board of Directors of the Company of Coopers & Lybrand L.L.P. as the Company's independent accountants for the 1996 fiscal year, be approved and ratified.

                             PROPOSAL NO. 3:

              APPROVAL OF THE MILLER BUILDING SYSTEMS, INC.
                    1995 EMPLOYEE STOCK PURCHASE PLAN

     The Board of Directors recommends to the stockholders the approval of the 1995 Stock Purchase Plan. The purpose of the Plan is to enable eligible employees of the Company to acquire a proprietary interest in the Company by purchasing Common Stock through payroll deductions.

     The full text of the 1995 Stock Purchase Plan appears as Exhibit A to this Proxy Statement, to which reference is made for a full statement of its terms and provisions. Capitalized terms not defined herein have the same meanings as in the 1995 Stock Purchase Plan. The major provisions of the Plan are described below.

     Participation. All employees who have completed at least six months of continuous service with the Company are eligible to participate in the 1995 Stock Purchase Plan. Employees who own 5% or more of the total combined voting power of value of all classes of the stock of the Company are not eligible to participate in the Plan. An eligible employee becomes a Participant in the Plan upon completing and filing with the Company an enrollment form that authorizes deductions from the Participant's pay check. A Participant may elect to deduct a minimum of 1% up to a maximum of 15% of his or her compensation.

     Shares Available for Plan. 500,000 shares of Common Stock may be issued under the 1995 Stock Purchase Plan (subject to adjustments for stock splits, stock dividends, recapitalizations, mergers and the like).

     Term.  The 1995 Stock Purchase Plan became effective as of
January 15, 1995 and unless otherwise extended terminates as of December
31, 2005.

     Administration. The Plan is administered by a Committee of not less than two members who will be chosen by the Board of Directors. The Committee has the exclusive authority to interpret the Plan. A Custodian Party (bank) will be appointed to act as the financial agent.

     Purchase of Shares. Monthly, the Custodian Party purchases shares of Common Stock on behalf of each Participant. The purchase price is 85% of the fair market value of a share of Common Stock on the purchase date adjusted to the nearest 1/8th point. Each Participant is monthly credited with his or her pro rata share of the number of shares of Common Stock purchased on behalf of all Participants including fractional shares to the fourth decimal. The Custodian Party holds the shares until otherwise directed by the Participant.

     Transferability. The right to purchase shares of Common Stock may not be transferred by the Participant during his or her lifetime to any other person.

     Termination and Amendment. The Board of Directors may amend the Plan in any respect except that the maximum number of shares available for purchase may not be increased (except upon stock splits, stock dividends, recapitalizations, mergers and the like) and the benefits to Participants may not be materially modified without stockholder approval. The Board of Directors may terminate the Plan at any time. However, no termination or amendment may affect the rights of Participants previously granted without the consent of the Participant.

     New Plan Benefit Disclosure. Because the new plan benefits to employees derived from the Plan will depend upon each employee's level of participation and the Company's Common Stock price performance, the amount of such benefits, if any, cannot currently be determined.

     The Board of Directors recommends a vote FOR the following resolution which will be presented at the annual meeting:

     RESOLVED:  That the Miller Building Systems, Inc. 1995
Employee Stock Purchase Plan, which permits eligible employees to acquire Common Stock through payroll deductions at 85% of the fair market value of the stock, be approved.

                   COMPENSATION OF EXECUTIVE OFFICERS

     The following table discloses compensation received by the Chief Executive Officer of the Company for the fiscal year ended July 1, 1995.

                       SUMMARY COMPENSATION TABLE

                                               Annual Compensation
Name and Principal Position              Year      Salary($)     Bonus($)

Edward C. Craig, Chief Executive
Officer                                  1995      $130,000      $23,700

(1)  Mr. Craig became the Chief Executive Officer of the Company in July 1994.


     Aggregated Options/SAR Exercised in Last Fiscal Year and Fiscal
                       Year-End Options/SAR Values

     The following table provides information on option exercises in fiscal 1995 by the Chief Executive Officer and the value of such Chief Executive Officer's unexercised options at July 1, 1995.

                             Number of Securities
                            Underlying Unexercised     Value of Unexercised
        Shares                  Options/SARs at      In-the Money Option/SARs
       Acquired                   July 1, 1995                   at
          on      Value              (#)(2)             July 1, 1995($)(3)
       Exercise  Realized
Name      (#)      ($)    Exercisable Unexercisable Exercisable Unexercisable

Edward
C.
Craig      0       $0        25,000      145,000        $0           $0

(1) Market value of underlying securities at exercise date, minus the exercise price of in-the-money options.
(2) Future exercisability is subject to vesting and the optionee remaining employed by the Company.
(3) Value is calculated by subtracting the exercise price from the assumed fair market value of the securities underlying the option at fiscal year-end and multiplying the result by the number of in-the-money options held. Fair market value was calculated based on the average high and low "sales" price of shares of the Common Stock as reported on the NASDAQ National Market System on that date ($3.00). There is no guarantee that if and when these options are exercised they will have this value.


                  Option/SAR Grants in Last Fiscal Year

     The following table provides information on option grants in fiscal 1995 to the Chief Executive Officer.

                                                            Potential Realizable
                                                             Value at Assumed
                                                           Annual Rates of Stock
                                                            Price Appreciation
                            Individual Grants               for Option Term(1)

                         Percentage
            Number of     of Total
           Securities   Options/SARs
           Underlying    Granted to   Exercise
          Options/SARs  Employees in    Price   Expiration
Name       Granted(#)  Fiscal Year(2) ($/Share)   Date(3)    5%($)   10%($)

Edward C.
 Craig      25,000         11.2%       $3.50     7/3/2004  $ 47,500 $119,500

Edward C.
 Craig      25,000         11.2%       $3.50     7/3/2004  $ 47,500 $119,500

Edward C.
 Craig      55,000         24.6%       $4.50     7/3/2004  $103,950 $262,900

Edward C.
 Craig      15,000          6.7%       $4.50     7/3/2004  $ 28,350 $ 71,700

Edward C.
 Craig      50,000         22.3%       $6.00     7/3/2004  $ 94,500 $239,000

(1) Potential realizable value is based on an assumption that the stock price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These numbers are calculated based on the requirements of the Commission and do not reflect the Company's estimate of future stock price performance.

(2) The Company granted options representing 224,000 shares to employees in fiscal 1995.

(3) The options become exercisable over a three-year period which commenced on July 1, 1994.


     Report of the Compensation Committee on Executive Compensation

     It is the responsibility of the Compensation Committee to make recommendations to the Board of Directors with respect to salaries, cash bonus incentives and stock options. The Compensation Committee's determination as to how and in what amount to compensate each executive officer is based upon three Company policies. The first policy is to pay executives competitively to attract, retain and motivate a high-quality senior management team. The second policy is to link compensation to the attainment by each executive officer of individual performance objectives.
The third policy is to encourage a performance oriented environment by linking the financial interests of executive officers with stockholder value.

     Base Salary. The Compensation Committee's determination of each executive officer's base salary is designed to satisfy the policy of paying executive officers competitively to attract, retain and motivate a high-quality senior management team. The base salary of each executive officer is determined by the following factors including, but not limited to, the individual's level of responsibility, and base salaries paid by companies of a similar size, type and geographic location.

     Bonuses. The Compensation Committee's determination of each executive officer's bonus is designed to satisfy the policy of linking compensation to the attainment by each executive officer of individual performance objectives. Each executive officer, except the Chief Executive Officer, is entitled to a bonus based upon pre-tax earnings for the Company as a whole. Quarterly and annual results are considered.

     Stock Options. The granting of stock options is designed to encourage a performance-oriented environment by linking the financial interests of executive officers with stockholder value. The stock options are granted pursuant to the provisions of the 1994 Stock Option Plan and 1991 the Stock Option Plan.

     Compensation of the Chief Executive Officer. The compensation for Edward Craig, Chief Executive Officer is determined under the terms of his Employment Agreement. His compensation consisted of a base salary in the amount of $130,000 plus a bonus based on pre-tax profits of the Company. The bonus is equal to one percent of the excess amount of pre-tax profits over $500,000 up to $1,000,000; plus two percent of the excess amount of pre-tax profits over $1,000,000 up to $1,500,000; plus three percent of the excess amount of pre-tax profits over $1,500,000 to $2,000,000; plus four of the excess amount of pre-tax profits over $2,000,000 up to $3,000,000; plus five percent of the excess amount of pre-tax profits over $3,000,000.

     In addition, the Compensation Committee reviewed Mr. Craig's performance on two separate occasions and based, in part, on this review and, in part, on his participation in the development of a participatory (board/management) strategic plan, the substantial upgrading of engineering capabilities and his efforts to improve management morale and management systems, the Compensation Committee granted Mr. Craig a discretionary bonus in the amount of $20,000.

                         Compensation Committee of
                          the Board of Directors

                         William P. Hall, Chairman
                         David E. Downen
                         Myron C. Noble
                         David H. Padden

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding reports and the Performance Graph included in "Company Performance" shall not be incorporated by reference into any such filings.

Company Performance

     The following graph compares the five-year cumulative total return on the Common Stock to the five-year cumulative total returns on the NASDAQ Stock Market (U.S.) and a Company constructed industry peer group index.

CRSP Total Returns Index for:
                      6/30/90  6/30/91  6/30/92  6/30/93 6/30/94  6/30/95
Miller Building
 Systems, Inc.         100.0     71.5     60.4     70.2    72.9     64.8

NASDAQ U.S.            100.0    105.9    127.3    160.0   161.6    215.3

PEER GROUP             100.0     98.4     74.3    133.8   154.5    217.8

     A $100 investment made on June 30, 1990, and reinvestment of all dividends is assumed. Returns are at June 30 of each year. The Company constructed industry peer group consists of Modtech, Inc., NCI Building Systems, Inc. (beginning in April 1992) and Butler Manufacturing Company. Each company's stock performance is weighted by its relative market capitalization.


             CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Edward Craig Employment Agreement. The Company has an employment agreement with Mr. Craig dated as of July 1, 1994 ("Craig Agreement"). The Craig Agreement provides that Mr. Craig shall be employed by the Company as its Chief Executive Officer for the period commencing on July 1, 1994 until and including June 30, 1996 ("Term"), at an annual base salary of $130,000 ("Base Salary"). In addition to the base salary, for each fiscal year during the Term, the Company shall pay a bonus ("Bonus") to Mr. Craig, predicated on the Company's consolidated publicly reported pre-tax profits generated from continuing operations (and excluding non-recurring gains, profits and losses) ("Pre-Tax Profits").

     The Bonus entitles Mr. Craig to receive one percent of the excess amount of Pre-Tax Profits over $500,000 up to $1,000,000; plus two percent of the excess amount of Pre-Tax Profits over $1,000,000 up to $1,500,000; plus three percent of the excess amount of Pre-Tax Profits over $1,500,000 up to $2,000,000; plus four percent of the excess amount of Pre-Tax Profits over $2,000,000 up to $3,000,000; plus five percent of the excess amount of Pre-Tax Profits over $3,000,000.

     Mr. Craig also received stock options covering a total of 170,000 shares of Company Common Stock, which vest over a three year period and are exercisable at prices ranging from $3.50 to $6.00 per share.

     If Mr. Craig becomes disabled or dies during the Term, Mr. Craig or his estate will continue to be compensated at his then existing Base Salary for a period of six months after inception of the disability, his date of death, or until the expiration of the Term, whichever occurs earlier.

     The Craig Agreement further provides that during the term of Mr.
Craig's employment with the Company and for a period of twelve months following the termination of such employment, Mr. Craig will not, directly or indirectly, alone or in association with others, either as a principal, agent, owner, shareholder, officer, director, partner, employee, investor, consultant, manager or in any other capacity, divert, take away, solicit or interfere with any of the customers, accounts or employees of the Company or its affiliates existing as of July 1, 1994 or thereafter acquired by the Company or its affiliates during the Term.

     Ronald L. Chez Agreement. The Company entered into an agreement dated as of September 9, 1994 with Ronald L. Chez ("Chez Agreement"). In consideration of the services rendered by Mr. Chez as Chairman of the Board of the Company during the period of June 30, 1994 until August 11, 1994, and in accordance with the Chez Agreement, the Company paid to Ronald L. Chez, Inc., a corporation which is wholly owned by Mr. Chez, the sum of $29,000, and granted to Mr. Chez options to purchase 50,000 shares of Common Stock with an exercise price of $3.50 per share and options to purchase 15,000 shares of Common Stock with an exercise price of $4.50 per share. These options were immediately exercisable and expire in July 1999.

     As provided in the Chez Agreement, the Company slated Mr. Chez at the Company's 1994 Annual Meeting of Stockholders as a nominee for election to one three year term as a member of the Company's Board of Directors. Pursuant to the Chez Agreement, Mr. Chez agreed that for the period until July 1, 1995, neither Chez nor any Affiliate or Associate of Mr. Chez shall (i) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" to vote (as such terms are used in the proxy rules of the Securities and Exchange Commission), or solicit any person or entity with respect to the voting of any voting securities of the Company, (ii) form, join or in any way participate in any "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 with respect to any voting securities of the Company, or (iii) other than solely in Mr. Chez's capacity as a member of the Company's Board of Directors, act, alone or in concert with others, directly or indirectly, to seek to control the management, board of directors or policies of the Company.


                          STOCKHOLDER PROPOSALS

     Any stockholder proposal intended to be presented at the 1996 annual meeting of the Company's stockholders must be received at the principal executive office of the Company by April 20, 1996 in order to be considered for inclusion in the Company's proxy materials relating to that meeting.

                              OTHER MATTERS

     As of the date of this Proxy Statement, management knows of no matters to be brought before the meeting other than the matters referred to in this Proxy Statement.



                                   By order of the
                                   Board of Directors


                                   Thomas J. Martini
                                   Secretary

October 2, 1995


                                                               EXHIBIT A



                       MILLER BUILDING SYSTEMS, INC.

                     1995 Employee Stock Purchase Plan


SECTION 1.     ESTABLISHMENT; PURPOSE; SCOPE.

     Miller Building Systems, Inc. hereby establishes the Miller Building Systems, Inc. 1995 Employee Stock Purchase Plan to encourage and facilitate the purchase of Common Shares of the Company by eligible employees. The Plan is intended to provide a further incentive for eligible employees to promote the best interests of the Company and an additional opportunity to participate in its economic progress. It is the intention of the Company to have the Plan qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended ("Code"), and provisions of the Plan shall be construed in a manner consistent with the Code.

SECTION 2.     DEFINITIONS; CONSTRUCTION.

     As used in this Plan, as of any time of reference, and unless the context otherwise required:

     (a) "Affiliate" means any trade or business entity which is a member of a controlled group with the Company (as described in Section
414(b) and (c) of the Code) or is a member of an affiliated service group with the Company (as described in Section 414(m) of the Code) and any other entity required to be aggregated with the Company pursuant to final regulations under Section 414(o) of the Code).

     (b) "Board" means the Board of Directors of the Company as from time to time constituted.

     (c)  "Common Shares" means the common shares, par value
$.01 per share, of the Company.

     (d)  "Company" means Miller Building Systems, Inc., a
Delaware corporation, and any successor thereto.

     (e) "Controlled Group" means the Company and its Subsidiaries.

     (f) "Custodian Party" means the bank or other party appointed by the Company to act as the financial agent.

     (g)  "Effective Date" means January 15, 1995.

     (h) "Employer" means the Company and any corporation that is a member of the Controlled Group that adopts the Plan with the prior approval of the Company, as evidenced by a resolution of the Board.

     (i) "Fair Market Value" means the closing price of a Common Share on the NASDAQ on the Purchase Date.

     (j) "Participant" means any employee of an Employer who meets the eligibility requirements of Section 4 and who has elected to participate in this Plan pursuant to Section 7(a).

     (k) "Plan" means the 1995 Employee Stock Purchase Plan herein set forth and any amendment or supplement thereto.

     (l)  "Purchase Date" means the last day of each month.

     (m) "Purchase Period" means the one month period immediately following each Purchase Date.

     (n) "Subsidiary" means a corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

     (o) "Termination Date" means December 31, 2005, or earlier at the discretion of the Board.

The masculine gender, when appearing in this Plan, shall be deemed to include the feminine gender unless the context clearly indicates to the contrary. The words "hereof," "herein," and "hereunder," and other similar compounds of the word "here," shall mean and refer to the entire Plan and not to any particular provision or section of this document.

SECTION 3.     ADMINISTRATION.

     This Plan shall be administered by the 1995 Employee Stock
Purchase Plan committee (hereinafter referred to as the "Committee"), the members of which shall be two individuals selected by the Board who do not satisfy the eligibility requirements of Section 4 hereunder. Subject to the express provisions hereof, the Committee shall have complete authority to interpret this Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations necessary or advisable for the administration of this Plan. The Committee's determinations on the matters referred to in this paragraph shall be conclusive. No member of the Committee shall be personally liable for any decision or determination made in good faith under the Plan.

SECTION 4.     ELIGIBILITY.

     (a) Any employee of an Employer shall be eligible to participate in the Plan upon completion of at least six months of continuous service with an Employer. For the sole purpose of calculating length of service under the Plan, employees shall be credited for service with an Employer immediately prior to the Company's acquisition of such Employer or other member of the Controlled Group, or any Affiliate thereof. No eligibility provision hereof shall permit or deny participation in the Plan in a manner contrary to the applicable requirements of the Code and the regulations promulgated thereunder.

     (b) Notwithstanding anything herein to the contrary, no employee shall be entitled to participate in the Plan if such employee, immediately after the grant of an option would own shares (including shares which may be purchased under the Plan) possessing five percent or more of the total combined voting power of value of all classes of stock of the Company or its Subsidiaries, actually issued an outstanding immediately after such grant. For the foregoing purposes, the rules of stock attribution set forth in Section 424(d) of the Code shall apply in determining share ownership.

SECTION 5.     PURCHASE PRICE.

     The purchase price shall be eighty-five percent (85%) of the Fair Market Value of a Common Share on the Purchase Date, adjusted to the nearest 1/8th point.

SECTION 6.     NUMBER OF COMMON SHARES OFFERED.

     (a) The maximum number of shares which shall be available for purchase under the Plan shall be by 500,000 Common Shares of the Company, subject to adjustment as provided in Section 14. The Common
Shares to be sold under this Plan may at the election of the Company be either treasury shares or shares originally issued for such purpose.

     (b) An employee shall be entitled to elect to have withheld from his payroll from a minimum of one percent (1%) up to a maximum of fifteen percent (15%) of his compensation ("Withholding"). Subject to the reductions as provided in clause (c) below, the total amount of the Withholding shall be used to purchase Common Shares. For purposes of this subsection, compensation means (i) for a part-time employee, 200 percent of all remunerations paid to him by an Employer during such compensation period; (ii) for any hourly full-time employee, the hourly rate in effect as of January 1 of each year (or such rate or salary in effect at the time the employee becomes eligible to participate in the Plan, if later) multiplied by the number of regular hours in a work year, and (iii) for any salaried employee, the annual salary in effect at January 1 of each year (or such rate or salary in effect at the time the employee becomes eligible to participate in the Plan, if later). Amounts which are not included in an employee's income for federal income tax purposes due to Section 125 or 402(e)(3) of the Code shall be included in determining base salary, commissions and remuneration, for purposes of items (i), (ii) and (iii) above.

     (c) No Participant shall be granted an option to purchase shares under the Plan that permits the Participant to purchase shares in any calendar year under the Plan and other employee stock purchase plans (within the meaning of Section 423 of the Code) of the Company and its Subsidiaries, with an aggregate fair market value (determined at the time such option is granted) in excess of $25,000.

SECTION 7.     ENROLLMENT PERIOD; EMPLOYEE'S ELECTION TO PARTICIPATE

     (a) The Committee shall establish an enrollment period during which an eligible employee may elect to purchase shares by executing and delivering to the Company an enrollment and payroll deduction authorization form.

     (b) An election to purchase shall not constitute a contract to purchase. Such an election shall merely notify the Company of the percentage amount of the payroll deduction authorized by the Participant for the Purchase Period and each succeeding Purchase Period until the next Purchase Date.

SECTION 8.     PURCHASE PERIOD; PAYMENT FOR SHARES.

     (a) The "Purchase Period" begins on the date that the Plan is offered to the Participants and shall end on the earliest of the following dates: (i) the Termination Date, (ii) the Purchase Date effective with which the Participant elects to stop his payroll deductions, or (iii) the date the Participant terminates service with the Employer.

     (b) Concurrently with his election, the Participant shall authorize a payroll deduction as a percentage of his compensation or a stated dollar amount during each Purchase Period, which election shall continue until the Participant changes his election in writing before the Purchase Date of a future Purchase Period.

     (c) All payroll deductions held by the Company under the Plan shall be held without interest.

     (d) The Custodian Party shall purchase Common Shares on behalf of each Participant pursuant to Section 9 hereof as soon as is administratively practicable after each Purchase Date. All purchases will be for the account of the Miller Building Systems, Inc. 1995 Employee Stock Purchase Plan.

     (e) All payroll deductions in the possession of the Company shall be segregated from the general funds of the Company in an account established to hold such payroll deductions (hereinafter referred to as the "Employee Stock Purchase Plan Account"). The Employee Stock Purchase
Plan Account shall be restricted to the uses provided herein until such time as the Company issues certificates to Participants purchasing Common Shares under the Plan. The Committee shall have custody of such account.

SECTION 9.     CUSTODY AND ISSUANCE OF STOCK.

     Each Participant shall be credited by the Company each month with his pro rata share of the joint purchase, including fractional shares to the fourth decimal. Company records will be confidential. The Custodian Party will hold the shares purchased until issued to the Participant or as the Participant directs.

     Stock certificates when originally issued under this Plan will be registered in the Participant's name or in the name of another person or persons as instructed by the Participant and will be delivered to the Participant or to his order. The right to participate in the Company's annual meeting and to vote is limited to those shareholders to whom shares have been issued. The Company will make available to each Participant at the time of issuance of stock certificates and at intervals of not longer than six months an adequate record of his or her transactions and remaining balances.

     If the Participant withdraws from the Plan, a stock certificate for the number of full shares accumulated in the Participant's name will be issued, and the balance at market values will be remitted to the Participant in cash, in the manner outlined in Section 12 below.

SECTION 10.     DIVIDENDS.

     All cash dividends when declared and received by the Custodian
Party will be credited to the Participant, in proportion to the number of shares, including fractional shares, held by the Custodian Party for the Participant's account on the dividend record date.

SECTION 11.     PARTICIPANT'S RIGHT TO STOP THE PAYROLL WITHHOLDING.

     At any time during the term of the Plan a Participant may elect, effective on the next succeeding Purchase Date to stop the payroll withholding upon prior written notice to the Company.

SECTION 12.     TERMINATION OF EMPLOYMENT OR ELIGIBILITY.

     In the event of a Participant's: (a) death; or (b) termination of employment; or (c) discontinuance of the Plan by the Company; or (d) the election of the Participant to withdraw from the Plan for any reason ("Termination Event"), all full shares standing to the Participant's credit will be transferred to his name or to his order, or in the event of death, to the name of his legal representative, and delivered as promptly as possible. Uninvested cash balances will be refunded as promptly as possible. Fractional share balances which have been credited to the terminating Participant will be converted into cash by purchase by the Custodian Party at the closing price on the last day prior to the date of the Termination Event, and the proceeds of the sale returned to the Participant or to his order in cash. In the event of discontinuance of the Plan, interest in fractional shares will be liquidated by the Custodian Party and the proceeds distributed pro rata.

SECTION 13.     RIGHTS NOT TRANSFERABLE.

     The right to purchase Common Shares under this Plan shall not be transferable by any Participant or exercisable, during his lifetime, by any person other than the Participant.

SECTION 14.     CHANGES IN THE COMPANY'S CAPITAL STRUCTURE.

     (a) The existence of the Plan shall not affect in any way the right or power of the Company or its shareholders to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock that affects the Common Shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

     (b) If, during the term of the Plan, the Company shall effect (i) a distribution or payment of a dividend on its Common Shares in shares of the Company, (ii) a subdivision of its outstanding Common Shares by a stock split or otherwise, (iii) a combination of the outstanding Common Shares into a smaller number of shares by a reverse stock split or otherwise, or (iv) an issuance by reclassification or other reorganization of its Common Shares (other than by merger or consolidation) of any shares of the Company, then each Participant shall be entitled to receive upon the purchase of shares pursuant to this Plan such shares of the Company which the Participant would have owned or would have been entitled to receive after the happening of such event had the Participant purchased Common Shares pursuant to the Plan immediately prior to the happening of such event. If any other event shall occur that, in the judgment of the Board, necessitates adjusting the Offering Price, the number of Common Shares offered or other terms of the Plan, the Board shall take any action that in its judgment shall be necessary to preserve each Participant's rights substantially proportionate to the rights existing prior to such event. To the extent that any event or action pursuant to this paragraph shall entitle Participants to purchase additional Common Shares or other shares of the Company, the shares available under Section 6 shall be deemed to include such additional Common Shares or such other shares of the Company.

     (c) In the event of a merger of one or more corporations into the Company, or a consolidation of the Company and one or more corporations in which the Company shall be the surviving corporation, each Participant in the Plan shall, at no additional cost, be entitled, upon his payment for all or part of the Common Shares purchasable by him under the Plan, to receive (subject to any required action by shareholders) in lieu of the number of Common Shares which he was entitled to purchase, the number and class of shares of stock or other securities to which such holder would have been entitled pursuant to the terms of the agreement of merger or consolidation if, immediately prior to such merger or consolidation, such holder had been the holder of record of the number of Common Shares equal to the number of shares paid for by the Participant.

     (d) If the Company is merged into or consolidated with another corporation under circumstances where the Company is not the surviving corporation, or if the Company sells or otherwise disposes of substantially all its assets to another corporation during the term of the Plan: (i) subject to the provisions of clause (ii) below, after the effective date of such merger, consolidation or sale, as the case may be, each holder of a right to purchase shall be entitled to receive, upon his payment for all or part of the Common Shares purchasable by him under the Plan and receive in lieu of Common
Shares, shares of such stock or other securities as the holders of Common
Shares received pursuant to the terms of the merger, consolidation or sale;
and (ii) all outstanding rights to purchase may be cancelled by the Board as of the effective date of any such merger, consolidation or sale, provided that
(i) notice of such cancellation shall be given to each Participant and (ii) each such Participant shall have the right to purchase, during a 30-day period preceding the effective date of such merger, consolidation or sale, all or any part of the shares allocated to him under the terms of the Plan if the Purchase Price were set 30 days preceding said effective date.

     (e) Except as hereinbefore expressly provided, the issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Common Shares then available for purchase under the Plan.

SECTION 15.     SHAREHOLDER APPROVAL.

     The Plan is subject to the approval of a majority of the votes cast on the matter by the shareholders of the Company within twelve months before or after its adoption by the Board.

SECTION 16.     RIGHTS OF A SHAREHOLDER.

     No Participant shall have rights or privileges of a shareholder of the Company with respect to shares purchasable under this Plan unless and until the Participant shall become the holder of record of one or more Common Shares.

SECTION 17.     NO REPURCHASE OF COMMON SHARES BY COMPANY.

      The Company is not obligated to repurchase from any Participant Common Shares he has acquired under the Plan.

SECTION 18.     AMENDMENT OF THE PLAN.

     The Board may at any time, and from time to time, amend the Plan in any respect, except that, without the approval of the shareholders of the Company, no amendment may be made that changes the number of shares to be reserved under the Plan (other than as provided in Section 14 or the designation of Subsidiaries whose employees may be offered options under the Plan).

SECTION 19.     TERMINATION OF THE PLAN.

     While it is intended that the Plan remain in effect for the term of the Plan, the Board may terminate the Plan at any time in its discretion. Upon termination of the Plan, the Committee shall terminate payroll deductions and, the process set forth in Section 12 for a Termination Event shall be followed.


SECTION 20.     COMPLIANCE WITH STATUTES AND REGULATIONS.

     The sale and delivery of Common Shares under the Plan shall be in compliance with relevant statutes and regulations of governmental authorities, including state securities laws and regulations, and with the regulations of applicable stock exchanges.

SECTION 21.     GOVERNING LAW.

     This Plan and all determinations made hereunder and action taken pursuant hereto shall be governed by the laws of the State of Delaware and construed in accordance therewith.




Proxy Card                                                        Proxy Card
                       MILLER BUILDING SYSTEMS, INC.
        This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders to be hold on November 7, 1995

The undersigned appoints Edward C. Craig and David H. Padden, jointly and severally, proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Stockholders of Miller Building Systems, Inc., to be held on November 7, 1995 at 10:00 a.m. local time, and at any adjournments or postponements of the Annual Meeting, and to vote as specified in this Proxy all the shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present. This Proxy when properly executed will be voted in accordance with your indicated directions and in the discretion of the named proxies upon such other matters as may properly come before the annual meeting or any adjournment or postponement thereof. If no direction is made, this Proxy will be voted FOR the election of Directors and FOR proposals 2 and 3.

The Board of Directors recommends a vote FOR the election of Directors and FOR proposals 2 and 3.

YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

               (Continued and to be signed on reverse side.)

                       Miller Building Systems, Inc.
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

1. Election of three nominees to the Board of Directors to serve for a term of three years or until their successors are elected and qualify.

   NOMINEES:  David E. Downen, William P. Hall and Myron C. Noble.

   (Except nominees written above.)
                                          FOR ALL
                 FOR       WITHHELD       EXCEPT

2. Approval and ratification of the Director's appointment of Coopers and Lybrand L.L.P. as the Company's independent accountants for the 1996 fiscal year.

                 FOR       AGAINST        ABSTAIN

3. Approval of the Miller Building Systems, Inc. 1995 Employee Stock Purchase Plan.

                 FOR       AGAINST       ABSTAIN

                     The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the Proxy Statement.
                          Dated                     , 1995
                     Signature(s)

                     Please sign exactly as your name appears. Joint owners should each sign personally. Where applicable, indicate your official position or representation capacity.